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                         EXPENSE LIMITATION AGREEMENT

                            ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                           New York, New York 10105

                                                     November 24, 2009

Sanford C. Bernstein Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

       AllianceBernstein L.P. herewith confirms our agreement with you as follows:

       1. You are an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Investment Management Agreement dated as of October 2, 2000 as amended (the "Investment Management Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to each of the Overlay A Portfolio, Tax-Managed Overlay A Portfolio, Overlay B Portfolio, Tax-Managed Overlay B Portfolio, Tax-Managed Overlay C Portfolio and Tax-Managed Overlay N Portfolio (the "Portfolios").

       2. We hereby agree that, notwithstanding any provision to the contrary contained in the Investment Management Agreement, we shall limit as provided herein the aggregate expenses of every character incurred by the Portfolios, including but not limited to the fees ("Advisory Fees") payable to us pursuant to the Investment Management Agreement (the "Limitation"). Under the Limitation, we agree that, through February 8, 2011, such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the applicable Portfolio's average daily net assets equal to, on an annualized basis, 1.20% in the case of Class 1 shares and 1.00% in the case of Class 2 shares of each of the Overlay A and Tax-Aware Overlay A Portfolios, and 0.90% in the case of Class 1 shares and 0.75% in the case of Class 2 shares of each of the Overlay B, Tax-Aware Overlay B, Tax-Aware Overlay C and Tax-Aware Overlay N Portfolios.

       To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the applicable Portfolio's expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and the applicable Portfolio's other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such

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excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as
Advisory Fees, we shall be responsible for the additional excess ("Other Expenses Exceeding Limit"). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that
(1) no such payment shall be made to us after January 31, 2013, (2) such payment shall be made only to the extent that it does not cause the applicable Class' aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of offering expenses (as defined by the Financial Accounting Standards Board) recorded by the applicable Portfolio for financial reporting purposes on or before February 8, 2011.

       3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing the Portfolios' expenses outside the contours of this Agreement during any time period before or after February 8, 2011; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of the Portfolios' expenses incurred after February 8, 2011, or, except as expressly set forth herein, prior to such date.

       4. This Agreement shall become effective on the date hereof and remain in effect until January 31, 2013. This Agreement may be terminated by either party hereto upon not less than 60 days' written notice to the other party. Upon the termination or expiration hereof, we shall have no claim against the Portfolio for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

       5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

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       If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                     Very truly yours,

                                     ALLIANCEBERNSTEIN L.P.

                                     By:  /s/ Marc R. Bryant
                                          -----------------------------------
                                          Name:   Marc R. Bryant
                                          Title:  Assistant Secretary

Agreed to and accepted
as of the date first set forth above.

SANFORD C. BERNSTEIN FUND, INC.

By:  /s/ Marilyn G. Fedak
     ---------------------------------
     Name: Marilyn G. Fedak
     Title: President